FOR IMMEDIATE RELEASE
August 29, 1996

                                CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                       (405)848-8000, EXT. 232
                                                TOM PRICE, JR.,VICE PRESIDENT-
                                                         CORPORATE DEVELOPMENT
                                                       (405)848-8000, EXT. 257

CHESAPEAKE ENERGY REPORTS RECORD EARNINGS, CASH FLOW, REVENUE, PRODUCTION,
             AND OIL AND GAS RESERVES FOR FISCAL 1996

OKLAHOMA CITY, OKLAHOMA, AUGUST 29, 1996 -- Chesapeake Energy Corporation today reported preliminary financial results for the fiscal 1996 year ended June 30. For the year, Chesapeake expects to report net earnings of $23.4 million, or $0.80 per common share, on total revenue of $149.4 million. This is a 100% increase over fiscal 1995's net earnings of $11.7 million, or $0.42 per common share, on total revenue of $67.3 million. Cash flow from operating activities for fiscal 1996 doubled to $90.3 million from $45.1 million in fiscal 1995. Chesapeake anticipates releasing final financial results for the fourth quarter and year-end periods on or before September 15, 1996.

               Fourth Quarter Earnings and Cash Flow Results

For the quarter, the company expects to report net earnings of $7.4 million, or $0.23 per common share, on total revenue of $49.5 million. This compares with net earnings of $3.8 million, or $0.13 per common share, on total revenue of $23.4 million in the fourth quarter of fiscal 1995. For the fiscal 1996 quarter, cash flow from operating activities increased to $28.0 million from $15.9 million in the comparable period for 1995, an increase of 76%.

                  Production Volumes Reach Record Levels

During fiscal 1996, Chesapeake's oil and natural gas production totaled
60.2 billion cubic feet of natural gas equivalent (Bcfe), an increase of 88% compared to the 31.9 Bcfe produced in fiscal 1995. During the fourth quarter, production increased 47% to 17.6 Bcfe from 11.9 Bcfe in the same quarter last year.

Chesapeake's daily production volume, as measured in million cubic feet of natural gas equivalent (MMcfe), averaged 164 MMcfe during the year and 193 MMcfe during the fourth quarter. Average prices received were $1.84 per thousand cubic feet of natural gas equivalent (Mcfe) for the year and $1.91 per Mcfe for the quarter.

         Oil and Gas Reserve Value Increases 193% to $547 Million

Independent reservoir engineers have estimated that as of June 30, 1996, Chesapeake's proved reserves increased to 12.2 million barrels of oil and 351 billion cubic feet of natural gas, or 425 Bcfe, a 76% increase over last year's 242 Bcfe of proved reserves. During fiscal 1996, Chesapeake replaced more than 400% of its 60 Bcfe of production. Of the company's proved reserves, 45% are located in Oklahoma, 41% in Texas and 14% in Louisiana and other.

The present value of the estimated future net revenue attributable to Chesapeake's 425 Bcfe of proved reserves (before income taxes and discounted at 10%) was $547 million, a 193% increase over last year's present value of $187 million.

            Low Costs Generate High Operating Margins

In fiscal 1996, Chesapeake's depreciation, depletion, and amortization costs for oil and gas properties averaged $0.85 per Mcfe, general and administrative costs were $0.08 per Mcfe and lease operating costs were $0.14 per Mcfe. These low operating costs enabled the company during fiscal 1996 to realize cash flow from operating activities of $1.50 per Mcfe and earnings of $0.39 per Mcfe.

                Louisiana Austin Chalk Trend Update

Chesapeake's first well in the Louisiana Trend, the James #7-1, has produced 125,000 barrels of oil and 550 million cubic feet of natural gas, or approximately 1.3 Bcfe in its first two months of production and has generated over $4 million of gross revenue. Sales from the Cloud #9-1, the company's second Louisiana Trend well, should commence by September 15.

The Lyles #31-1, Chesapeake's third Louisiana Trend well, is located 12 miles to the east of the James on a 25,000 acre leasehold block. This well has recently been tested and failed to produce commercially. The well will be temporarily abandoned until activity in the area warrants additional testing or drilling.

Chesapeake's fourth Louisiana Trend well, the Rice-Land Lumber #33-1, is building the curve in its third sidetrack for the horizontal portion of the well. The company has recently encountered hydrocarbon shows in the Austin Chalk and remains optimistic that the Rice-Land well will be a successful producer.

The company's fifth Louisiana Trend well, the Lawton #25-1, is located 13 miles west of the James and has encountered encouraging shows of oil and natural gas in both the downdip and updip laterals. Chesapeake believes it will be able to commence production from the Lawton in early October. Chesapeake's sixth Louisiana Trend well, the Lord #19-1, is located two miles south and 500 feet downdip of the James well and is building the curve for the horizontal portion of the well.

The company's seventh Louisiana Trend well, the Martin #11-1, is located midway between the Cloud and the James and is drilling vertically. The company's eighth Louisiana Trend well, the Thomas #40-1, is located in the Baton Rouge area and is drilling vertically as a test of both the Tuscaloosa and Austin Chalk formations. Chesapeake has also recently spudded the USA/LROC #34-1 as an Austin Chalk and Tuscaloosa test in the Masters Creek area. Additionally, five miles north and 15 miles northwest of the Rice its second and third tests of the South Brookeland area. The company plans to commence operations on approximately ten other Louisiana Trend wells during the next four months.

                   Bank Credit Facility Expanded

Chesapeake has recently expanded its revolving credit facility to $125 million. The bank facility is managed by Union Bank with Bankers Trust participating.

                               ####

Chesapeake Energy Corporation is an independent energy producer headquartered in Oklahoma City. The company focuses on utilizing advanced drilling and completion technologies to develop significant new oil and natural gas discoveries in major onshore producing areas of the United States.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the United States Securities and Exchange Commission.